Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Brown & Brown, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.10 per share	Other	6,930,000	$94.56	$655,300,800	$153.10 per $1,000,000	$100,326.55

Total Offering Amounts					$655,300,800		$100,326.55

Total Fee Offsets							—

Net Fee Due							$100,326.55

(1)
Pursuant to Rule 416(a) of the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Brown & Brown, Inc. 2019 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the average between the high and low sales prices for shares of common stock of the Registrant reported on the New York Stock Exchange on July 29, 2025.